Exhibit 5.10

First Mining Gold Corp.

Suite 2070 – 1188 West Georgia Street

Vancouver, B.C. V6E 4A2

I hereby consent to the (i) use of my name in connection with reference to my involvement in the preparation of certain technical information found in the report entitled “An Updated Mineral Resource Estimate for the Pickle Crow Property, Patricia Division, Northwestern Ontario, Canada” dated June 15, 2018 (the “Report”), and (ii) the inclusion and incorporation by reference of information derived from such Report, in First Mining Gold Corp.’s Registration Statement on Form F-10 (File No. 333-259275).

Sincerely,

/s/ B. Terrence Hennessey
B. Terrence Hennessey, P.Geo.

Dated the 29th day of September, 2021.